UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 9, 2012

Atlas Financial Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number
000-54627

CAYMAN ISLANDS	27-5466079
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 NW POINT BOULEVARD	60007
Elk Grove Village, IL	(Zip Code)
(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets
On May 22, 2012, Atlas Financial Holdings, Inc. ("Atlas") closed the sale of the headquarters building to 150 Northwest Point, LLC, a Delaware limited liability company. The property was previously recorded as a component of assets held for sale on Atlas' statement of financial position.
The total sales price of the property, which was paid in cash, amounted to $14.0 million, less closing costs and related expenses of approximately $633 thousand. In connection with the sale, the Company also wrote down an accrual of approximately $792 thousand held for real-estate taxes. Approximately $830 thousand of the sales price was held in escrow for real-estate taxes.
There is no material relationship between the buyer of the property and Atlas or any of its affiliates, directors or officers. Cash proceeds from the transaction, net of the funds held in escrow for real-estate taxes, were approximately $12.4 million and will be used to support plans for future growth. Including the benefit of the real-estate tax escrow write down, combined cash and non-cash proceeds from the transaction was $13.2 million.
A copy of the press release announcing the disposition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits
Exhibit 99.1 News Release dated May 23, 2012 - Atlas Announces Completion of Sale of Elk Grove Village Property.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS FINANCIAL HOLDINGS, INC (Registrant)
/s/ Paul A. Romano By: Paul A. Romano (Vice President and Chief Financial Officer)
May 25, 2012